Exibit 4.1

                         CERTIFICATE OF AMENDMENT TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                  OF KTI, INC.


          Pursuant to the provisions of Sections 14A:7-2(4) and 14A:9-2(2), Corporations, General, of the New Jersey Statutes, the undersigned Corporation executes the following Certificate of Amendment to its Restated Certificate of
Incorporation:

          1.   The name of the corporation is KTI, Inc. (the "Corporation").

          2. The following resolution was adopted by the Board of Directors of the Corporation:

          Resolved that a new ARTICLE ELEVENTH relating to the designation, number rights, preferences and limitation of a series of preferred stock shall be added to the Restated Certificate of Incorporation, as amended, and shall read in its entirety as follows:

                                "ARTICLE ELEVENTH

          Section 1. Designation and Amount. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock, no par value, designated as the "8 3/4% Series B Convertible Exchangeable Preferred Stock" (the "Series B Preferred"). The number of shares constituting such series shall be 880,000. The liquidation preference of the Series B Preferred (the "Liquidation Preference") shall be $25.00 per share.

          Section 2. Rank. The Series B Preferred shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation, rank (i) senior to all classes of Common Stock of the Corporation and to each other class of capital stock or series of preferred stock established after the Series B Preferred Issue Date by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series B Preferred as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to with the Common Stock of the Corporation as "Junior Securities"); (ii) on a parity with the Corporation's Series A Preferred Stock and, subject to certain conditions, with any class of capital stock or series of preferred stock issued by the Corporation which was established after the Series B Preferred Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with Series B Preferred as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Parity Securities"); and (iii) subject to certain conditions, junior to each class of capital stock or series of preferred stock issued by the Corporation which was established after the Series B Preferred Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as "Senior Securities"). The Series B Preferred shall be subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities, provided that the Corporation may not issue any new class of Parity Securities or Senior Securities without the approval of the Holders of at lease a majority of the shares of Series B Preferred then outstanding, voting or consenting, as the case may be, together as one class unless the pro forma ratios for the latest twelve months of (i) net income available for preferred dividends to preferred dividends is not less than 1:1 and (ii) EBITDA less capital expenditures, securities amortization and redemption, cash taxes and changes in working capital to preferred dividends is not less than 1.2:1. The Series B Preferred shall rank junior in right of payment to all indebtedness and other debt obligations of the Corporation.

          Section 3.  Dividends.

               (a) Beginning on the Series B Preferred Issue Date, the Holders of the outstanding shares of Series B Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, from any source of funds legally available therefor, distribution in the form of cash dividends on each share of Series B Preferred, at a rate per annum equal to 8 3/4% of the Liquidation Preference per share of the Series B Preferred plus accumulated and unpaid dividends thereon as of the last Dividend Payment Date, payable quarterly; provided that if the Corporation fails to register the Series B Preferred pursuant to the terms of, and within the time periods set forth in, the Registration Rights Agreement dated August 7, 1997 between the Corporation and Credit Research & Trading LLC, then the dividend rate shall increase 0.5% per annum for each period during which such registration is not effective. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Series B Preferred Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on November 1, 1997. Each distribution in the form of a dividend shall be payable to the Holders of record as they appear on the stock register of the Corporation on the record date for such purpose fixed by the Board of Directors, which shall not be less than 10 nor more than 60 days preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of shares of the Series B Preferred on the Exchange Date or on the date of their earlier redemption unless the Company shall have failed to issue the appropriate aggregate principal amount of Exchange Notes in respect of the Series B Preferred on the Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

               (b) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Corporation to pay or set apart for payment, any cash dividends on shares of the Series B Preferred at any time.

               (c) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to
     Section 6(a) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

               (d) Except as set forth in the following sentence, no dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends by the Corporation on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in cash or declared and a sum in cash set apart sufficient for such payment of the Series B Preferred for all Dividend Periods terminating on or prior to the date of payment of such dividends on such Parity Securities. If full dividends in cash are not so paid upon the shares of the Series B Preferred and any other Parity Securities, all dividends declared upon the Series B Preferred and other Parity Securities shall be declared pro rata so that the amount of dividends declared on each class or series of the Series B Preferred and such Parity Securities shall in all cases bear to each other the same ratio that the aggregate accumulated dividends on the Series B Preferred and such Parity Securities bear to each other.

               (e) (i) Holders of shares of the Series B Preferred shall be entitled to receive the dividends provided for in Section 3(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

                    (ii) So long as any shares of Series B Preferred are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Junior Securities or any such warrants, rights, calls or options unless full cumulative dividends determined in accordance herewith have been paid or deemed paid in full on the Series B Preferred for all past Dividend Periods.

                    (iii) So long as any shares of the Series B Preferred are outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Parity Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any Parity Securities or any such warrants, rights, calls or options unless the dividends determined in accordance herewith on the Series B Preferred have been paid or deemed paid in full for all past Dividend Periods.

               (f) Dividends payable on shares of the Series B Preferred for any period of less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period of less than one month. If any Dividend Payment Date occurs on a day that is not a Business Day, any accumulated dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

          Section 4.  Liquidation Preference.

               (a) Upon any voluntary or involuntary dissolution or winding-up of the Corporation, the Holders of shares of Series B Preferred then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution, the Liquidation Preference, plus an amount in cash equal to accumulated and unpaid dividends thereon as of the last Dividend Payment Date prior to the date fixed for dissolution or winding-up (including an amount in cash equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any payment shall be made or any assets distributed to the holders of any Junior Securities, including, without limitation, Common Stock of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amount payable with respect to the Series B Preferred and all other Parity Securities is not paid in full, then the Holders of the Series B Preferred and the Parity Securities shall share equally and ratably in any distribution of assets of the Corporation in proportion to the full Liquidation Preference and accumulated and unpaid dividends thereon as of the last Dividend Payment Date prior to the date of such voluntary or involuntary dissolution or winding-up, to which each is entitled. After payment of the full amount of the Liquidation Preferences and accumulated and unpaid dividends thereon as of the last Dividend Payment Date to which they are entitled, the Holders of shares of Series B Preferred shall not be entitled to any further participation in any distribution of assets of the Corporation.

               (b) For the purposes of this Section 4 only, neither the sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

          Section 5.  Conversion.

               (a) A Holder of shares of Series B Preferred may convert such shares into Common Stock at any time. For the purposes of conversion, each share of Series B Preferred shall be valued at the Liquidation Preference plus accumulated and unpaid dividends thereon as of the last Dividend Payment Date, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares issuable upon conversion, except that the right to convert shares of Series B Preferred called for redemption shall terminate at the close of business on the Business Day preceding the Redemption Date and shall cease if not exercised prior to that time (unless the Corporation shall default in making the payment due upon redemption). Immediately following such conversion, the rights of the Holders of converted Series B Preferred shall cease and the persons entitled to receive the Common Stock upon the conversion of Series B Preferred shall be treated for all purposes as having become the owners of such Common Stock.

               (b) To convert Series B Preferred, a Holder must (i) surrender the certificate or certificates evidencing the shares of Series B Preferred to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or the Corporation's transfer agent for the Series B Preferred, (ii) notify the Corporation at such office that he elects to convert Series B Preferred and the number of shares he wishes to convert, (iii) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and
     (iv) pay any transfer or similar tax if required. In the event that a Holder fails to notify the Corporation of the number of shares of Series B Preferred which he wishes to convert, he shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the Holder satisfies all those requirements is the "Conversion Date." As soon as practical, the Corporation shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, a payment in cash for any fractional share and a new certificate representing the unconverted portion, if any, of the shares of Series B Preferred represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the shareholder of record on and after the Conversion Date. No payment or adjustment will be made for accumulated and unpaid dividends on converted shares of Series B Preferred or for dividends on any Common Stock issued upon such conversion. A share of Series B Preferred surrendered for conversion during the period from the close of business on any record date for the payment of dividends to the opening of business of the corresponding Dividend Payment Date must be accompanied by a payment in cash in an amount equal to the dividend payable on such Dividend Payment Date, unless such share of Series B Preferred has been called for redemption on a Redemption Date occurring during the period from the close of business on any record date for the payment of dividends to the close of business on the Business Day immediately following the corresponding Dividend Payment Date. The dividend payment with respect to a share of Series B Preferred called for redemption on a date during the period from the close of business on any record date for the payment of dividends to the close of business on the Business Day immediately following the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record Holder of such share on such record date, notwithstanding the conversion of such share after such record date and prior to such Dividend Payment Date, and the Holder converting such share of Series B Preferred need not include a payment of such dividend amount upon surrender of such share of Series B Preferred for conversion. If a Holder of Series B Preferred converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total value of all shares of Series B Preferred converted. If the last day on which Series B Preferred may be converted is not a Business Day, Series B Preferred may be surrendered for conversion on the next succeeding Business Day.

               (c) The Corporation shall not issue a fractional share of Common Stock upon conversion of Series B Preferred. Instead the Corporation shall pay a cash adjustment for the current market value of the fractional share. The current market value of a fraction of a share shall be determined as follows: Multiply the current market price of a full share by the fraction. Round the result to the nearest cent. The current market price of a share of Common Stock is the Closing Price of the Common Stock on the last Trading Day prior to the Conversion Date.

               (d) If a Holder converts shares of Series B Preferred, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the Holder shall pay any such tax that is due because the shares are issued in a name other than the Holder's name.

               (e) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Series B Preferred in full. All shares of Common Stock that may be issued upon conversion of Series B Preferred shall be fully paid and nonassessable. The Corporation shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Series B Preferred and shall endeavor to list such shares on each national securities exchange on which the Common Stock is listed.

               (f) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such dividends and distributions. For the purposes of this Section 5(f), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

               (g) In case the Corporation shall issue rights, options or warrants to all holders of its Common Stock entitling them to subscribe for, purchase or acquire shares of Common Stock at a price per share less than the current market price per share (determined as provided in Section 5(k) below) of Common Stock on the date fixed for the determination of shareholders entitled to receive such rights, options or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription, purchase or acquisition would purchase at such current market price and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription, purchase or acquisition, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such rights, options or warrants. However, upon the expiration of any right, option or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this
     Section 5(g), if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effectively immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights, options or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, options or warrants. No further adjustment shall be made upon exercise of any right, option or warrant if any adjustment shall have been made upon the issuance of such security. For the purposes of this Section 5(g), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not issue any rights, options or warrants in respect of shares of Common Stock held in the treasury of the Corporation.

               (h) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be increased to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the date upon which such subdivision or combination becomes effective.

               (i) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock (i) evidences of its indebtedness or (ii) shares of any class of capital stock, cash or other assets (including securities, but excluding (A) any rights, options or warrants referred to in Section 5(g) above, (B) any dividend or distribution referred to in Section 5(f) above and (C) cash dividends paid from the Corporation's retained earnings, unless the sum of (1) all such cash dividends and distributions made within the preceding 12 months in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration paid in respect of any repurchases of Common Stock by the Corporation or any of its subsidiaries within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of the Corporation's market capitalization (being the product of the then current market price per share (determined as provided in 5(k) below) of the Common Stock times the aggregate number of shares of Common Stock then outstanding) on the record date for such distribution), then in each case, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders of Common Stock entitled to receive such distribution shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the current market price per share (determined as provided Section 5(k) below) of the Common Stock on such date of determination (or, if earlier, on the date on which the Common Stock goes "ex-dividend" in respect of such distribution) less the then fair market value as determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement which shall be available upon request) of the portion of the capital stock, cash or other assets or evidences of indebtedness so distributed (and for which an adjustment to the Conversion Price has not previously been made pursuant to the terms of this Section 5) applicable to one share of Common Stock, and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately after the opening of business on the day following such date of determination of the holders entitled to such distribution. The following transactions shall be excluded from the foregoing clauses (1) and (2): (I) repurchases of Common Stock issued under the Corporation's stock incentive programs and (II) dividends or distributions payable-in-kind in additional shares of, or warrants, rights, calls or options exercisable for or convertible into additional shares of Junior Securities.

               (j) The reclassification or change of Common Stock into securities, including securities other than Common Stock, (other than any reclassification upon a consolidation or merger to which Section 5(r) below shall apply) shall be deemed to involve (i) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of holders of Common Stock entitled to receive such distribution" within the meaning of Section 5(i) above), and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of Section 5(h) above).

               (k) For the purpose of any computation under Section (g) or (i) above, the current market price per share of Common Stock on any day shall be deemed to be the average of the Closing Prices of the Common Stock for the 10 consecutive Trading Days preceding such day.

               (l) No adjustment in the Conversion Price need be made until all cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

               (m) For purposes of this Section 5, "Common Stock" includes any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which is not subject to redemption by the Corporation. However, subject to the provisions of Section 5(r) below, shares issuable on conversion of shares of Series B Preferred shall include only shares of the class designated as Common Stock of the Corporation on the Series B Preferred Issue Date or shares of any class or classes resulting from any reclassification thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and which are not subject to redemption by the Corporation; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

               (n) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. No adjustment in the Conversion Price need be made under Sections 5(f), (g) and (i) above if the Corporation issues or distributes to each Holder of Series B Preferred the shares of Common Stock, evidences of indebtedness, assets, rights, options or warrants referred to in those Sections which each Holder would have been entitled to receive had Series B Preferred been converted into Common Stock prior to the happening of such event or the record date with respect thereto.

               (o) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to Holders of Series B Preferred, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent for the Series B Preferred, if any, a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Subject to
     Section 5(p) below, the certificate shall be conclusive evidence that the adjustment is correct.

               (p) The Corporation from time to time may reduce the Conversion Price if it considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is reduced, the Corporation shall mail to Holders of Series B Preferred a notice of the reduction. The Corporation shall mail, first class, postage prepaid, the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Sections 5(f), (g), (h) and (i) above.

               (q)  If:

                    (i) the Corporation takes any action which would require an adjustment in the Conversion Price pursuant to Section 5(g), (i) or
          (j) above;

                    (ii) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and shareholders of the Corporation must approve the transaction; or

                    (iii) there is a dissolution or liquidation of the Corporation;

     the Corporation shall mail to Holders of the Series B Preferred, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Corporation shall mail the notice at least 10 days before such date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (i), (ii) or (iii) of this Section 5(q).

               (r) In the case of any consolidation of the Corporation or the merger of the Corporation with or into any other entity or the sale or transfer of all or substantially all of the assets of the Corporation pursuant to which the Corporation's Common Stock is converted into other securities, cash or assets, upon consummation of such transaction, each share of Series B Preferred shall automatically become convertible into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the of shares of Common Stock into which such share of Series B Preferred might have been converted immediately prior to such consolidation, merger, transfer or sale (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount receivable per share by a plurality of non-electing shares). Appropriate adjustment (as determined by the Board of Directors of the Corporation) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holders of Series B Preferred, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Series B Preferred. If this Section 5(r) applies, Sections 5(f), (g), (h), (i) and (j) do not apply.

               (s) In any case in which this Section 5 shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event (A) the issuance to the Holder of any shares of Series B Preferred converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment and (B) a cash payment for any remaining fractional shares of Common Stock as provided in
     Section 3(c) above; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Corporation, the Conversion Price shall be recomputed immediately upon such recision to the price that would have been in effect had such event not been authorized, provided that such recision is permitted by and effective under applicable laws.

               (t)  All shares of Series B Preferred converted pursuant to this
     Section 5 shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock.

          Section 6.  Redemption.

               (a) Optional Redemption. (i) The Corporation may, at the option of the Board of Directors, redeem at any time on or after August 15, 2000, from any source of funds legally available therefor, from time to time, in whole or in part, in the manner provided in Section 6(c) hereof, any or all of the shares of the Series B Preferred, at the redemption prices set forth below if redeemed during the 12-month period beginning on, August 15 of each of the years indicated below:

                Year                                    Redemption Prices

                2000  . . . . . . . . . . . . . . . .   $26.10 per share
                2001  . . . . . . . . . . . . . . . .   $25.73 per share
                2002  . . . . . . . . . . . . . . . .   $25.37 per share
                2003  . . . . . . . . . . . . . . . .   $25.00 per share


     plus, in each case, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the last Dividend Payment Date to the Redemption Date) (the "Optional Redemption Price"), provided, that no optional redemption pursuant to this Section 6(a)(i) shall be authorized or made unless prior to giving the applicable Redemption Notice all accumulated and unpaid dividends for Dividend Periods ended prior to the date of such Redemption Notice shall have been paid in cash.

                    (ii) Notwithstanding subsection (i) above, on or after August 15, 1999, the Corporation may, at its option, redeem the Series B Preferred at $26.47 per share plus accumulated and unpaid dividends thereon as of the last Dividend Payment Date if the Common Stock bid price has averaged not less than 1.5 times the Conversion Price during the preceding 20 consecutive Trading Days.

                    (iii) In the event of a redemption pursuant to Section 6(a)(i) or Section 6(a)(ii) hereof of only a portion of the then outstanding shares of the Series B Preferred, the Corporation shall effect such redemption pro rata according to the number of shares held by each Holder of the Series B Preferred or by lot, as may be determined by the Corporation in its sole discretion; provided that the Corporation may redeem all shares held by Holders of fewer than 100 shares of Series B Preferred (or by Holders that would hold fewer than 100 shares of Series B Preferred following such redemption) prior to its redemption of other shares of Series B Preferred.

               (b) Mandatory Redemption. (i) On August 15, 2004, the Corporation shall redeem from any source of funds legally available therefor, in the manner provided in Section 6(c), all of the then outstanding shares of Series B Preferred at a redemption price equal to 100% of the then effective Liquidation Preference per share, plus an amount equal to all accumulated and unpaid dividends thereon as of the last Dividend Payment Date (including an amount in cash equal to a prorated dividend for the period from the last Dividend Payment Date to the Redemption Date) (the "Mandatory Redemption Price"). The Mandatory Redemption Price shall be made at the option of the Corporation either in
     (a) cash or (b) Common Stock valued at 95% of the average Closing Price of the Common Stock during the 20 Trading Days prior to such redemption date.

                    (ii) If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Series B Preferred pursuant to this Section 6(b) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation. If and so long as the Mandatory Redemption Obligation with respect to the Series B Preferred shall not be fully discharged, the Corporation shall not, directly or indirectly, redeem, purchase or otherwise acquire any Parity Security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities.


               (c) Procedures for Redemption. (i) At least 30 days and not more than 60 days prior to the Redemption Date of the Series B Preferred, the Corporation shall make a public announcement of the redemption, and shall mail written notice (the "Redemption Notice") by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Series B Preferred at such Holder's address as the same appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Preferred to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

                         (A) that the redemption is pursuant to Section 6(a)(i) or 6(b)(i), as applicable hereof;

                         (B)  the redemption price;

                         (C) whether all or less than all the outstanding shares of the Series B Preferred are to be redeemed and the total number of shares of the Series B Preferred being redeemed;

                         (D) the number of shares of Series B Preferred, held as of the appropriate record date, by the Holder that the Corporation intends to redeem;

                         (E)  the Redemption Date;

                         (F)  that the Holder is to surrender to the
               Corporation, at the place or places where certificates for shares of Series B Preferred are to be surrendered for redemption, in the manner and at the price designated, his certificate or certificates representing the shares of Series B Preferred to be redeemed;

                         (G) the name of any bank or trust company performing the duties referred to in Section 6(c)(iv) hereof; and

                         (H) that dividends on the shares of the Series B Preferred to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

                    (ii) Each Holder of Series B Preferred shall surrender the certificate or certificates representing such shares of Series B Preferred to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                    (iii) Unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Series B Preferred called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such redemption shares shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the redemption price without interest.

                    (iv) If a Redemption Notice shall have been duly given or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable authorization promptly to give such notice, and if on or before the Redemption Date specified therein an amount in cash equal to the full redemption price shall have been segregated and irrevocably deposited by the Corporation with such bank or trust company in trust for the pro rata benefit of the Holders of the Series B Preferred called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the close of business on the day on which such funds are so deposited, all shares so called, or to be so called pursuant to such irrevocable authorization, for redemption shall no longer be deemed to be outstanding and all rights with respect of such shares shall forthwith cease and terminate and, for the purposes of Section 6(c)(i)(H) and 6(c)(iii) above, the Corporation will be deemed to have paid the redemption price on the Redemption Date, except only the right of Holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest, and the right of the Holders thereof to convert such shares as provided in Section 5 hereof to the Business Day preceding the Redemption Date. The aforesaid bank or trust company shall be organized and in good standing under the laws of the Unites States of America or any state thereof, shall have capital, surplus and undivided profits aggregating at least $100,000,000 according to its last published statement of condition, and shall be identified in the Redemption Notice. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any funds so set aside or deposited, as the case may be, in respect of shares of the Series B Preferred that are subsequently converted shall be promptly returned to the Corporation. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of three years from such redemption shall, to the extent permitted by law, be released or repaid to the Corporation, after which repayment the Holders of the shares so called for redemption shall look only to the Corporation for payment thereof.
          Section 7.  Voting Rights.

               (a) The Holders of shares of Series B Preferred, except as otherwise required under New Jersey law, the Restated Certificate of Incorporation of the Corporation, as amended (the "Restated Certificate of Incorporation"), or as set forth in Sections 7(b), (c) or (d) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation.

               (b) (i) So long as any shares of the Series B Preferred are outstanding, the Corporation shall not authorize or issue any new class of Parity Securities or Senior Securities, or increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Corporation into any such class or series, or authorize any obligation or security convertible into or evidencing the right to purchase any such Parity Securities or Senior Securities unless the pro forma ratios for the latest twelve months of (A) net income available for preferred dividends to preferred dividends is not less than 1:1 and (B) EBITDA less capital expenditures, securities amortization and redemption, cash, taxes and changes in working capital to preferred dividends is not less than 1.2:1 without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series B Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                    (ii) So long as any shares of the Series B Preferred are outstanding and without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Series B Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not amend the Restated Certificate of Incorporation so as to affect adversely the voting rights, preferences, privileges or relative, participating, optional or other specified rights of Holders of shares of Series B Preferred or to authorize the issuance of any additional shares of Series B Preferred; provided that any such amendment that adversely changes the dividend payable on, or the Liquidation Preference of, the Series B Preferred shall require the affirmative vote or consent of all Holders of Series B Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                    (iii) and so long as any shares of the Series B Preferred are outstanding, the Corporation shall not, amend or modify the Exchange Note Indenture from the form as existing on the date of issue of the Series B Preferred (except as expressly provided therein), until the exchange of Series B Preferred for Exchange Notes) without the affirmative vote or consent of Holders of at least a majority of the issued and outstanding shares of Series B Preferred, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

               (c) (i) If the Corporation fails to (A) declare and pay in full dividends accumulated and owing on any Dividend Payment Date for more than four consecutive Dividend Payment Dates (a "Dividend Default"); or (B) satisfy any Mandatory Redemption Obligation with respect to the Series B Preferred or to make a Series B Preferred Change of Control Offer or to repurchase all of the Series B Preferred validly tendered in a Series B Preferred Change of Control Offer pursuant to the provisions of Section 9 hereof (a "Change of Control Default") (in each case, a "Voting Rights Triggering Event"), then the number of directors consisting the Board of Directors shall thereupon automatically be increased by one, in the case of clause (A) above and two, in the case of clause (B) above, and the Holders of a majority of the outstanding shares of Series B Preferred, voting separately as one class (or as a class together with the holders of shares of Parity Securities, if such holders are entitled to elect additional directors pursuant to any provisions of the Restated Certificate of Incorporation that are similar to those of the Holders of the Series B Preferred), shall be entitled to elect such members to the Board of Directors at a special meeting therefor called upon the occurrence of such Voting Rights Triggering Event and at every subsequent meeting at which the terms of office of the directors so elected expire. In no event shall the holders of the Series B Preferred and the holders of Parity Securities voting together as a class be entitled to elect a total of more than two additional directors to the Board of Directors of the Corporation.

                    (ii) The right of the Holders of Series B Preferred voting separately as one class to elect members of the Board of Directors as set forth in Section 7(c)(i) above shall continue until such time as
          (A) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Series B Preferred are paid in full; and (B) in the event such right arises because a Change of Control Default, the Corporation remedies any such failure, breach or default, at which time (Y) the special right of such Holders so to vote for the election of directors and (Z) the term of office of any directors elected pursuant to Section 7(c)(i) shall terminate, and the directors elected by the holders of Common Stock shall constitute the entire Board of Directors and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any future Voting Rights Triggering Event. At any time after voting power to elect directors shall have become vested and be continuing in the Holders of shares of the Series B Preferred pursuant to Section 7(c)(i) hereof or if vacancies shall exist in the offices of directors elected by the Holders of shares of the Series B Preferred, a proper officer of the Corporation may, and upon the written request any Holder of record of shares of Series B Preferred then outstanding addressed to the Secretary of the Corporation shall, call a special meeting of the Holders of Series B Preferred, for the purpose of electing the directors that such Holders are entitled to elect. If such meeting shall not be called by the proper officer of the Corporation within 30 days after personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Corporation at its principal executive offices, then any Holder of record of outstanding shares of the Series B Preferred may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by the Person so designated upon the notice required for special meetings of shareholders of the Corporation and shall he held at the place for holding the annual meetings of shareholders or such other place in the United States as shall be designated in such notice. Notwithstanding the provisions of this
          Section 7(c)(ii), no such special meeting shall be called if any such request is received less than 30 days before the date fixed for the next ensuing annual or special meeting of shareholders of the Corporation. Any Holder of shares of the Series B Preferred so designated shall have, and the Corporation shall provide, access to the lists of Holders of shares of the Series B Preferred for purposes of calling a meeting pursuant to the provisions of this Section 7(c)(ii).

                    (iii) At any meeting held for the purpose of electing directors at which the Holders of Series B Preferred shall have the right, voting separately as one class, to elect directors as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Series B Preferred shall be required to constitute a quorum of such Series B Preferred.

                    (iv) Directors elected pursuant to this Section 7 shall serve until the earlier of (A) the next annual meeting of the shareholders and until their successors are qualified or (B) the time specified in Section 7(c)(ii) above. Any vacancy occurring in the office of a director elected by the Holders of shares of the Series B Preferred may be filled by the Board of Directors with a Person nominated by the remaining director elected by the Holders of shares of Series B Preferred (or such Holders and holders of such Parity Securities) unless and until such vacancy shall be filled by the Holders of shares of the Series B Preferred (or such Holders and holders of such Parity Securities) by calling a special meeting of such Holders as provided in Section 7(c)(ii).

               (d) In any case in which the Holders of shares of the Series B Preferred shall be entitled to vote pursuant to this Section 7 or pursuant to New Jersey law, each Holder of shares of the Series B Preferred shall be entitled to one vote for each share of Series B Preferred held.

          Section 8.  Exchange.

               (a) (i) The Corporation at its option may exchange all, but not less than all, of the then outstanding shares of Series B Preferred into the Corporation's 8 3/4% Convertible Subordinated Notes due 2004 (the "Exchange Notes") on any Dividend Payment Date, provided that within 60 days of the Exchange Date, the Corporation shall send a written notice (the "Exchange Notice") of exchange by mall to each Holder, which notice shall state: (A) that the Corporation is exercising its option to exchange the Series B Preferred into Exchange Notes pursuant to the Restated Certificate of Incorporation; (B) the date of the exchange (the "Exchange Date"), which date shall not be less than 30 days nor more than 60 days following the date on which the Exchange Notice is mailed; (C) that the Holder is to surrender to the Corporation, at the place or places where certificates for shares of Series B Preferred are to be surrendered for exchange, in the manner designated in the Exchange Notice, his certificate or certificates representing the shares of Series B Preferred to be exchanged; (D) that dividends on the shares of Series B Preferred to be exchanged shall cease to accumulate on the Exchange Date whether or not certificates for shares of Series B Preferred are surrendered for exchange on the Exchange Date unless the Corporation shall default in the delivery of Exchange Notes; and
     (E) that interest on the Exchange Notes shall accrue from the Exchange Date whether or not certificates for shares of Series B Preferred are surrendered for exchange on the Exchange Date. On the Exchange Date, if the conditions set forth in clauses (U) through (Y) below are satisfied, the Corporation shall issue Exchange Notes in exchange for the Series B Preferred as provided in Section 8(a)(ii), provided that on the Exchange
     Date: (U) there are no accumulated and unpaid dividends on the Series B Preferred (including the dividends payable on such date) or other contractual impediment to such exchange; (V) there shall be legally available funds sufficient therefor; (W) the Exchange Note Indenture and the trustee thereunder shall have been qualified under the Trust Indenture Act; (X) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Note Indenture) would exist under the Exchange Note Indenture; and (Y) the Corporation shall have delivered to the trustee under the Exchange Note Indenture a written opinion of counsel, dated the Exchange Date, regarding the satisfaction of the conditions set forth in clauses (U), (V), and (W). In the event that the issuance of the Exchange Notes is not permitted on the Exchange Date or any of the conditions set forth in clauses (U) through (X) of the preceding sentence are not satisfied on the Exchange Date, the Corporation shall use its best efforts to satisfy such conditions and effect such exchange as soon as practicable.

                    (ii) Upon any exchange pursuant to Section 8(a)(i), Holders of outstanding shares of Series B Preferred shall be entitled to receive $1,000 principal amount of Exchange Notes for each 40 shares of Series B Preferred, plus an amount in cash equal to accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the last Dividend Payment Date to the Exchange Date); provided, that the Corporation shall pay cash in lieu of issuing an Exchange Note in a principal amount of less than $1,000. On and after the Exchange Date, unless the Corporation defaults in the issuance of Exchange Notes in exchange for the Series B Preferred, dividends will cease to accumulate on the outstanding shares of Series B Preferred, and all rights of the Holders of Series B Preferred (except the right to receive the Exchange Notes, an amount in cash equal to the accumulated and unpaid dividends to the Exchange Date and cash in lieu of any Exchange Note that is in an amount that is not an integral multiple of $1,000) will terminate. The Person entitled to receive the Exchange Notes issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Notes.

               (b) (i) On or before the Exchange Date, each Holder of Series B Preferred shall surrender the certificate or certificates representing such shares of Series B Preferred, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Notes to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Series B Preferred so exchanged (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be exchanged by the Corporation into Exchange Notes. The Corporation shall pay interest on the Exchange Notes at the rate and on the dates specified therein from the Exchange Date.

                    (ii) If notice has been mailed as aforesaid, and if before the Exchange Date specified in such notice (A) the Exchange Note Indenture shall have been duly executed and delivered by the Corporation and the trustee and (B) all Exchange Notes necessary for such exchange shall have been duly executed by the Corporation and delivered to the trustee with irrevocable instructions to authenticate the Exchange Notes necessary for such exchange, then dividends shall cease to accumulate on the outstanding shares of Series B Preferred, and all rights of the Holders of Series B Preferred (except the right to receive the Exchange Notes, an amount in cash equal to the accumulated and unpaid dividends to the Exchange Date and cash in lieu of any Exchange Note that is in an amount that is not an integral multiple of $1,000) will terminate. The Person entitled to receive the Exchange Notes issuable upon such exchange will be treated for all purposes as the holder of such Exchange Notes.

          Section 9.  Change of Control.

               (a) Subject to Section 9(e) hereof, upon the occurrence of a Change of Control, at the option of the Holders of a majority of the Series B Preferred, the Corporation shall be required to make an offer (a "Series B Preferred Change of Control Offer") to each Holder of shares of Series B Preferred to repurchase all or any part of such Holder's shares of Series B Preferred at an offer price in cash equal to 100% of the aggregate Liquidation Preference thereof plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the last Dividend Payment Date to the Change of Control Payment Date) thereon to the date of repurchase (the "Change of Control Payment").

               (b) Within 30 days following any Change of Control, the Corporation shall mail a notice to each Holder describing the transaction that constitutes the Change of Control, together with such other information as may be required pursuant to the securities laws, and stating: (i) that the Change of Control Offer is being made pursuant to the Restated Certificate of Incorporation and that, to the extent lawful, all shares of Series B Preferred validly tendered will be accepted for payment;
     (ii) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any shares of Series B Preferred not tendered will continue to accumulate dividends in accordance with the terms of the Restated Certificate of Incorporation; (iv) that, unless the Corporation defaults in the payment of the Change of Control Payment, all shares of Series B Preferred accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends on the Change of Control Payment Date; and (v) a description of the procedures to be followed by such Holder in order to have its shares of Series B Preferred repurchased.

               (c) On the Change of Control Payment Date, (i) the Corporation shall, to the extent lawful, (A) accept for payment shares of Series B Preferred validly tendered pursuant to the Change of Control Offer and (B) promptly mail to each Holder of shares of Series B Preferred so accepted payment in an amount equal to the purchase price for such shares and (ii) unless the Corporation defaults in the payment for the shares of Series B Preferred tendered pursuant to the Series B Preferred Change of Control Offer, dividends will cease to accumulate with respect to the shares of Series B Preferred tendered and all rights of Holders of such tendered shares will terminate, except for the right to receive payment therefor, on the Change of Control Payment Date. The Corporation shall publicly announce the results of the Series B Preferred Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

               (d) The Corporation shall comply with any securities laws and regulations, to the extent such laws and regulations are applicable to the repurchase of shares of the Series B Preferred in connection with a Change of Control.

               (e)  Notwithstanding the foregoing, prior to complying with this
     Section 9, but in any event within 90 days following a Change of Control, the Corporation shall either repay all outstanding indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding indebtedness necessary to permit the repurchase of the Preferred stock required by this Section 9.

               (f) Notwithstanding the foregoing, the Corporation will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Restated Certificate of Incorporation applicable to a Change of Control Offer made by the Corporation and purchases all of the Series B Preferred validly tendered and not withdrawn under such Change of Control Offer.

          Section 10.  Preemptive Rights.   No shares of Series B Preferred
shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

          Section 11.  Reissuance of Series B Preferred.   Shares of Series B
Preferred that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of New Jersey) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may with any and all other authorized buy unissued shares of preferred stock of the Corporation be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, except that any issuance or reissuance of such shares of Series B Preferred must be in compliance with the terms hereof.

          Section 12. Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

          Section 13. Merger, Consolidation and Sale of Assets. Without the vote or consent of the Holders of a majority of the then outstanding shares of Series B Preferred, the Corporation may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of 80% or more of its assets to, any person unless (a) the entity formed by such consolidation or merger (if other than the Corporation) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (in any such case, the "resulting entity") is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;
(b) if the Corporation is not the resulting entity, the Series B Preferred is converted into or exchanged for and becomes shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights thereof that the Series B Preferred had immediately prior to such transaction; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event has occurred and is continuing. The resulting entity of such transaction shall thereafter be deemed to be the "Corporation" for all purposes of the Restated Certificate of Incorporation. If a Holder votes in favor of any of the events specified above, such Holder may not exercise any rights such Holder may have under Section 9 hereof as a result of the occurrence of such event.

          Section 14.  Reports.   Whether or not the Corporation is required to
do so by the rules and regulations of the Commission, the Corporation shall file with the Commission (unless the Commission will not accept such a filing) and, within 15 days of filing, or attempting to file, the same with the Commission, furnish to the Holders of the Series B Preferred (a) all quarterly and annual financial and other information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Corporation were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Corporation's certified independent accountants, and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Corporation were required to file such reports. In addition, the Corporation shall furnish to the Holders of the Series B Preferred, prospective purchasers of shares of Series B Preferred and securities analysts, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

          Section 15. Mutilated or Missing Series B Preferred Certificates. If any of the Series B Preferred certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred certificate, or in lieu of and substitution for the Series B Preferred certificate lost, stolen or destroyed, a new Series B Preferred certificate of like tenor and representing an equivalent amount of shares of Series B Preferred, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred certificate and indemnity, if requested, satisfactory to the Corporation and the transfer agent (if other than the Corporation).

          Section 16. Headings of Subdivisions. The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions thereof.

          Section 17. Severability of Provisions. If any right, preference or limitation of the Series B Preferred set forth in the Restated Certificate of Incorporation as amended hereby (or as the Restated Certificate of Incorporation may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in the Restated Certificate of Incorporation, as amended, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

          Section 18. Notice of the Corporation. All notices other communications required or permitted to be given to the Corporation hereunder shall be made by first class mail, postage prepaid, to the Corporation at its principal executive offices (currently located on the date of the adoption of these resolutions at the following address: KTI, Inc., 7000 Boulevard East, Guttenberg, New Jersey 07093, Attention: General Counsel). Minor imperfections in any such notice shall not affect the validity thereof.

          Section 19. Limitations. Except as may otherwise be required by law, the shares of Series B Preferred shall not have any powers, preferences or relative, participating, optional or other special rights other than those specifically set forth in the Restated Certificate of Incorporation (as it may be amended from time to time).

          Section 20. Definitions. As used in the Restated Certificate of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Affiliate" of any specified Person means an "affiliate" of such Person, as such term is defined for purposes of Rule 144 under the Securities Act.

          "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

          "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) or corporate stock or partnership interests, whether common or preferred.

          "Change of Control" means the occurrence of any of the following:
(i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and is subsidiaries, taken as a whole; (ii) the adoption of a plan relating to the liquidation or dissolution of the Corporation; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act), other than a group including any one of Nicholas Mennona Jr., Martin Sergi or Ross Piratesh, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Corporation, unless the Closing Price per share of Common Stock for any five Trading Days within the period of ten consecutive Trading Days ending immediately after the announcement of such Change of Control equals or exceeds 105% of the Conversion Price in effect on each such Trading Day; or (iv) the first day on which more than a majority of the Board of Directors are not Continuing Directors; provided, however, that a transaction in which the Corporation becomes a subsidiary of another entity shall not constitute a Change of Control if (A) the shareholders of the Corporation immediately prior to such transaction "beneficially own" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of the Corporation immediately following the consummation of such transaction and (B) immediately following the consummation of such transaction, no "person" or "group" (as such terms are defined above), other than such other entity (but including holders of equity interests of such other entity), "beneficially owns" (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting stock of the Corporation.

          "Change of Control Default" has the meaning set forth in Section 7(c) hereof.

          "Change of Control Payment" has the meaning set forth in Section 9(a) hereof.

          "Change of Control Payment Date" has the meaning set forth in Section 9(b) hereof.

          "Closing Price" means, for each Trading Day, the last reported sale price regular way on the principal exchange, including the Nasdaq National Market, on which the applicable security is listed or quoted or, if the applicable security is not so listed or quoted, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose. In the event that the Closing Price cannot be determined as aforesaid, the Board of Directors of the Corporation shall determine the Closing Price on the basis of such quotations as it in good faith considers appropriate.

          "Commission" means the Securities and Exchange Commission.

          "Common Stock" means the Common Stock, no par value, of the Corporation.

          "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Corporation who (i) was a member of the Board of Directors on the date of original issuance of the Series B Preferred or
(ii) was nominated for election to the Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least two-thirds of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

          "Conversion Date" has the meaning set forth in Section 5(b) hereof.

          "Conversion Price" shall initially mean $11.75 and thereafter shall be subject to adjustment from time to time pursuant to the terms of Section 5 hereof.

          "Dividend Default" has the meaning set forth in Section 7(c) hereof.

          "Dividend Payment Date" means February 1, May 1, August 1 and November 1 of each year.

          "Dividend Period" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

          "EBITDA" means earnings before interest, taxes, depreciation and amortization, excluding any non-recurring items.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Date" has the meaning set forth in Section 8(a) hereof.

          "Exchange Notes" has the meaning set forth in Section 8(a) hereof.

          "Exchange Note Indenture" means that certain indenture under which the Exchange Notes will be issued.

          "Exchange Notice" has the meaning set forth in Section 8(a) hereof.

          "Holder" means a holder of shares of Series B Preferred as reflected in the stock records of the Corporation or the transfer agent for the Series B Preferred.

          "Initial Dividend Period" means the dividend period commencing on the Series B Preferred Issue Date and ending on October 31, 1997.

          "Junior Securities" has the meaning set forth in Section 2 hereof.

          "Liquidation Preference" has the meaning set forth in Section 1 hereof.

          "Mandatory Redemption Obligation" has the meaning set forth in Section 6(b) hereof.

          "Mandatory Redemption Price" has the meaning set forth in Section 6(b) hereof.

          "Optional Redemption Price" has the meaning set forth in Section 6(a) hereof.

          "Parity Securities" has the meaning set forth in Section 2 hereof.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust or unincorporated organization (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

          "Quarterly Dividend Period" shall mean the quarterly period commencing on each February 1, May 1, August 1 and November 1 and ending on the day before the following Dividend Payment Date.

          "Redemption Date" with respect to any shares of Series B Preferred, means the date on which such shares of Series B Preferred are redeemed by the Corporation.

          "Redemption Notice" has the meaning set forth in Section 6(c) hereof.

          "Registration Rights Agreement" means the Registration Rights Agreement with respect to the Series B Preferred, dated as of August 7, 1997, by and between the Corporation and Credit Research & Trading LLC, as such agreement may be amended, modified or supplemented from time to time.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Senior Securities" has the meaning set forth in Section 2 hereof.

          "Series B Preferred" has the meaning set forth in Section 1 hereof.

          "Series B Preferred Change of Control Offer" has the meaning set forth in Section 9(a) hereof.

          "Series B Preferred Issue Date" means August 15, 1997.

          "Trading Day" means any day on which (i) the Nasdaq National Market or other applicable stock exchange or market is open for business and (ii) the Common Stock is traded.

          "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

          "Voting Rights Triggering Event" has the meaning set forth in Section 7(c) hereof."

          3. Such resolution was duly adopted by the Board of Directors of the Corporation on August 7, 1997.

          4. The Restated Certificate of Incorporation, as amended, is amended so that the designation and number of shares of each class and series acted upon in the resolution, and the relative rights, preferences and limitations of each such class and series, are as stated in the resolution.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf this 7th day of August, 1997.

                              KTI, Inc.



                              By:  /s/ Robert E. Wetzel
                                   Name:  Robert E. Wetzel
                                   Title: Senior Vice President